Exhibit 8.1

March 22, 2012

Wells Fargo & Company,

    420 Montgomery Street,

        San Francisco, California 94163.

Ladies and Gentlemen:

We have acted as special tax counsel to Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with the issuance of $17,617,000 aggregate face amount of Medium-Term Notes, Series K, Current Income Notes Linked to a Global ETF Basket due September 22, 2015 as described in the Company’s Pricing Supplement No. 178 dated March 19, 2012 (“Pricing Supplement 178”) to Product Supplement No. 4 dated May 28, 2010, Prospectus Supplement dated April 23, 2010 and the Prospectus dated June 4, 2009 contained in the Registration Statement on Form S-3, File No. 333-159738. We hereby confirm our opinion as set forth under the headings “Material Tax Consequences” and “United States Federal Income Tax Considerations” in Pricing Supplement 178.

We hereby consent to the reference to us under the headings “Material Tax Consequences” and “United States Federal Income Tax Considerations” in Pricing Supplement 178 and to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission and thereby incorporated by reference into the Company’s Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sullivan & Cromwell LLP